                                                                 Exhibit 10.16



                                                           Date: August 1, 1997

                                      LEASE

                              for Commercial Space

                                     between

Siemens Aktiengesellschaft
Berlin und Munchen
ZF Immobilienfonds
- Address: St. Martin Str. 76
           81541 Munchen
                                                                  - "Landlord" -

                                       and

AXS-Analytical x-Ray Systems GmbH
Siemensallee 84
76187 Karlsruhe

                                                                    - "Tenant" -

                                    Section 1

                               Special Provisions

Section 1 Rental Object

1. Landlord is the owner of the property "Ostliche Rheinbruckenstr. 50" in 76187 Karlsruhe.

2. Landlord shall rent to Tenant the following spaces pursuant to DIN 277:

a)   - in Building 28 - 5,661 m(2) net commercial space -
     - the entire Building 30 with 872 m(2) net commercial space -
b)   - 80 parking spaces in the exterior area of the site

Tenant shall have no claim to allocation of specific parking spaces in the exterior area of the site.

The total area of the rental object is agreed to be the specified m(2). Any deviations of the actual area from the stipulated area are insignificant. The parties may not derive any claims from such deviations, and in particular may not demand an increase or decrease of the rent pursuant to Section 4 of the Special Section of this Lease.

3. Also included in the Lease are the traffic areas (corridor, staircases, etc.) and auxiliary areas (toilets, coat closets, tea kitchens, janitorial closets, copy machine rooms, etc.) used by Tenant on a proportional basis. Portions of the property and buildings which are included in the Lease, and which are not specified for exclusive use by Tenant or are not needed for the use of or access to the rental object may be changed by Landlord at his discretion.

4. The rental object is shown on the attached site plan (Annex 1). The areas for exclusive use by Tenant pursuant to Paragraph 2 are marked in red, and areas for shared use by Tenant pursuant to Paragraph 3 are marked in green. The parking lot area is outlined in blue. The spatial division of the rental object is based upon the floor plans included as Annex 2. A short description of the rental object's structural furnishings is included with this Lease as Annex 3.

5. Transfer documentation shall be prepared for the transfer of the rental areas listed in Paragraph 2 a) to describe the condition of the rental object. The transfer of the rental areas shall occur in the condition as described in the transfer documentation.

Section 2 Purpose of Rental

1. Tenant shall be entitled to use the rental object for commercial purposes. Tenant shall bear exclusive responsibility for the fulfillment of conditions and/or procurement of permits related to the type of use and/or the commercial activities of Tenant. Landlord warrants that the rental object may in principle be used for commercial purposes.

2. Tenant may use the rental object as an office, as well as for production and storage purposes. Any change in use shall require the prior written consent of Landlord.

Section 3 Term of Rental Arrangement, Option

1. The rental arrangement shall begin on October 1, 1997, and end on September 30, 2002, with no requirement for prior notice of cancellation.

2. Tenant shall have the right by unilateral written declaration, which must be received by Landlord no later than September 30, 2001 (12 months prior to the ending of the rental arrangement), to extend the rental arrangement for a period of five years beyond the September 30, 2002 under the conditions of this lease, although with a newly agreed rental rate pursuant to Section 5 Paragraph 4 (option). The rental arrangement shall end on September 30, 2007 (end of option period), with no requirement for notice of cancellation.

3. The right to extraordinary termination shall not be affected.

If the rental arrangement is terminated through immediate cancellation by Landlord, then Tenant shall be obligated to reimburse Landlord for the resulting damages incurred. In particular, Tenant shall be required to pay as compensation for damages an amount corresponding to the rent exclusive of utilities and heat, plus ancillary costs that do not vary with use levels, until the end of the rental period agreed in Paragraph 1, unless the rental object is otherwise rented.

In the event that the rental object is sublet at a lower rent than agreed, Tenant must pay the difference between the agreed and the actually obtained rent exclusive of utilities and heat.

Section 4 Rental Payment

1. The monthly payment for the rental object at the time the rental begins shall be as follows:

a)  Rent, excl. utilities and heat: Building 28 DEM 13.30 per m(2) DEM 75,291.30
                                    Building 30 DEM 8.80 per m(2) DEM 7,673.60 minus deductible amount DEM -15,000.00 for saved maintenance actions

    Total rent, excluding utilities and heat: DEM   67,964.90

b) Prepayment of operating costs: DEM 3.650 per m(2) DEM 22,865.50 Flat-rate payment for operating costs
c)   --
d)  Exterior parking spaces:       DEM 30.00 per space  DEM  2,400.00
    Total payment                  DEM  93,230.40

Landlord has chosen to rent the property subject to sales tax, see Section 19 of the General Section of this Lease.

Consequently, in addition to the rent, operating costs, heating costs, and prepayments, Tenant must also pay the currently applicable value added tax. The amount of the currently applicable sales tax, in percentage terms and absolute amounts, shall be identified to Tenant on his bank transfer documentation. Sales tax is currently 15%, thus the current payable monthly amount is

                                 DEM 107,214.96.

The areas included in the rental as defined in Section 1 Paragraph 3 are already included in the rent excluding utilities and heat as shown in Paragraph 2a).

2. Prepayment of the operating costs and heat pursuant to Paragraph 2b+c covers all costs as defined in Annex 3 to Section 27 of the 2nd BERECHNUNGSVERORDNUNG [Ordinance on Computation] (Annex 4 to this Lease), as well as other ancillary costs.

Both parties understand that the schedule of costs identified in Annex 3 to
Section 27 of the 2nd Ordinance on Computation has been prepared for residential use and must therefore be understood in a broader sense to correspond to commercial usage (examples: operating, cleaning, and maintenance costs for fire prevention, air conditioning, freight elevators, traffic control and barriers, video camera system, security technology, security lighting, etc.).

If no metering devices have been installed or the type of operating cost is not measurable, then billing of the resulting charges shall be prorated based upon the proportion of the rental object area to the area(s) of the entire building(s) in the location.

Landlord may combine properties and buildings into operating cost units. He may modify the distribution scheme and the formation of operating cost units pursuant to Section 315 of the German Civil Code.

Tenant understands that the buildings are not designed for mixed use, and accepts the above allocation basis.

The operating costs and the costs for heat shall be billed on a yearly basis (billing year: October 1 to September 30). Billing shall occur within 12 months.

3. The amount payable shall be due in advance by the third working day of each month to the following account of Landlord, with the note "AXS Rent" to be specified in the subject field of the transfer document:

                  Bank......................................
                  Bank routing number:......................
                  Account number............................

If Tenant is in arrears with payment of the rent pursuant to Paragraph 1, then interest on arrears of 4% above the applicable discount rate of the Deutsche Bundesbank shall be due and payable, unless Tenant can prove that the damages incurred by Landlord are lower. The right to claim additional damages caused by default shall be reserved.

4. If additional ancillary costs arise as a necessary result of statutory regulations during the course of the rental arrangement, these may be charged to Tenant as permitted according to reasonable discretion under Section 315 of the German Civil Code.

Section 5 Adjustment of Rent excluding Utilities and Heat, and Adjustment during Option Period

1. Changes in net rent excluding utilities and heat

Should the price index for living costs of all private households in Germany, as established by the STATISTISCHES BUNDESAMT [Federal Office of Statistics] (reference year 1991 = 100) increase by more than 10 points, then Landlord may demand an increase of the rent on October 1 of a year, although no earlier than October 1 of the second year, following the date that the Lease begins, with the basis for the increase being the change in the index and including considerations of fairness. If the parties cannot come to an agreement within two months following the notification of a rent increase, then the increased amount may be established by Landlord pursuant to ss. 315 of the German Civil Code. At Tenant's discretion, the rent may also be established by an independent expert under consideration of the aforementioned basis. In such a case, Tenant shall bear the costs for this procedure.

2. Changes in prepayments

Landlord shall determine the amount of the prepayments for the operating costs (Section 4 Paragraph 2b) and the heating costs (Section 4 Paragraph 2c) according to his reasonable discretion, based upon from the most recent billing statement and the expected changes in costs. Thus Landlord shall be entitled to raise the monthly prepayments. If the notification of an increase is received by Tenant prior to the 15th day of a month, then the increased amount shall be due on the first day of the next month; otherwise, the increased amount shall be due on the first day of the following month. If new operating costs or other ancillary costs are imposed, then Tenant shall be required to pay these costs on a proportional basis; Landlord shall be entitled to increase the prepayment amount accordingly.

3. Changes in Sales Tax

Sales tax changes as provided by law, without need for specific notification by Landlord.

Section 6 Services

As in an actual contract for account of third parties, Tenant shall be obligated to utilize the following building management services, which are in addition to the ancillary costs listed in Annex 4 (see Section 4 Paragraph 2), and to pay the building manager for these services:

-  Plant security

Details of the services shall be stipulated in a separate service agreement between Tenant and the property manager.

Section 7 Special Agreements

1. The rented buildings and rooms shall be renovated and structurally altered in consultation with Tenant prior to the beginning of the rental.

2. The parties to the Lease have agreed to a flat-rate amount pursuant to
Section 4 Paragraph 1b for operating costs pursuant to Annex 4 of this Lease for the duration of the rental arrangement from October 1, 1997 to September 30, 2002. As a modification of Section 4 Paragraph 2, the parties agree that there shall be no billing for operating costs for this time period, and that the costs shall be paid in full by the flat-rate payment for operating costs.

If Tenant makes use of the option period pursuant to Section 3 Paragraph 2, then the flat-rate payment for operating costs during the period of the option shall be modified into a prepayment for operating costs. When Landlord determines the level of prepayments for operating costs for the period after October 1, 2002, he shall base that determination on the actual costs that apply at the location at that time or that are expected to apply. The billing and changes in prepayments during the option period shall be subject to the provisions stipulated in this Lease.

3. The INFO Center (product information center and videoconference room) is located in Building 28 of the Karlsruhe plant. Tenant agrees to permit access to these rooms at any time. Tenant waives any claims against Landlord due to possible interference, nuisance, or other detriment resulting from the operation of this facility.

4. In conjunction with this Lease, it is possible that either party may obtain access to inventions, information on personnel, confidential know-how (secrets), and other information that the parties consider to be protected and/or confidential. Such information includes, but is not restricted to, computer software, drawings, customer lists, processes and equipment, reports, manuals, or similarly classified items.

This information is and shall remain the sole and exclusive property of the "informing party"; the "receiving party" shall gain no advantage from and/or possess any rights to such information.

The receiving party agrees to refrain from divulging, publicizing, or otherwise using information to which it has obtained access or which was supplied to it, except for purposes of fulfilling its obligations under this Lease, unless it has received prior written consent from the informing party.

5. Should Tenant make use of services at the location, then he must enter into a separate service agreement (not to exceed the term of the Lease) with the service provider.

Section 8 Severability Clause

Should one or more provisions of the General and/or Special Section of this Lease, including its annexes, be or become invalid, then the validity of the remainder of the Lease shall not be affected. In such a case, the parties to the Lease agree to replace the invalid provision with a valid provision that approximates to the extent possible the purpose and economic significance of the invalid provision.

The same procedure must be used if a gap in coverage requiring amendment becomes evident in the performance of this Lease.

                                    Section 2

                               General Provisions

Section 1 Superficial Repairs

1. Tenant agrees to treat the rental object and the areas of common use with diligence and customary care.

2. Tenant shall be obligated to undertake any necessary superficial repairs (painting walls, doors, door frames, ceilings and radiators) in a professional manner at regular intervals throughout the rental period. Wall-to-wall carpets, doors and doorframes, and ceiling elements (cover plates, sheet metal wall elements, etc.) must be cleaned appropriately, in accordance with the degree of soiling. Tenant shall be liable for damages due to inappropriate care, treatment, or use, unless Landlord caused the damage.

3. Tenant shall also be obligated to replace broken window glass panes at his own expense. This does not include damage caused by lightning, fire, or explosion, which shall be covered by the building insurance carrier.

4. Section 16 Paragraph 2 applies for termination of the rental arrangement.

Section 2 Minor Repairs and Maintenance

Tenant must perform minor repairs, so long as the costs for these do not exceed DM 1,000.00 plus currently applicable VAT in each case, and the net repair amounts for each year do not exceed an amount equal to one month's net rental payment.

Section 3 Liability, Traffic Safety

1. Tenant shall be liable for all damages and expenditures incurred by Landlord due to the culpable actions of Tenant or persons who come into contact with the rental object at the behest of Tenant (staff, guests, customers, tradesmen working on his behalf, delivery personnel, etc.). Tenant shall also be liable for damages caused by negligence in the use of water, electricity, fire, or electrical systems (for example, by overloading the circuits), by deficient precautions to prevent break-ins, or through failure to fulfill other duties of tenants.

2. Tenant must inform Landlord promptly in writing regarding damage to or deficiencies in the rental object. Should Tenant neglect to so notify, then he shall be responsible for the resulting damages.

3. Tenant shall be responsible for ensuring traffic safety in the areas of the rental object under his exclusive control. Tenant must indemnify Landlord against claims by third parties in such areas. Landlord shall be responsible for ensuring traffic safety in areas of common use, such as staircases, entrances and exits, parking areas, etc., and shall allocate the costs to Tenants sharing such common areas based upon the proportion of the rental object area to the total area of the building / location / parking lot.

4. Landlord shall be liable to Tenant only for damages incurred by Tenant that are due to willful misconduct or gross negligence on the part of Landlord, an employee of Landlord, or an agent of Landlord (e.g. building manager, tradesman undertaking a repair) acting on behalf of Landlord.

5. If the supply of electricity, natural gas, water, or wastewater flow is interrupted for a reason not caused by Landlord or is modified to the detriment of Tenant (supply problems), or if floods and other catastrophes occur due to force majeure, then Tenant shall have no right to derive a claim against Landlord from such occurrences.

Section 4 Warranty

Tenant accepts the rental object in its current condition and location.

The warranty of Landlord shall be limited to deficiencies that were listed in the transfer documentation at the time of transfer and to those that were not visible by Tenant, even with ordinary care.

No assurances are made regarding specific qualities of the rental object.

Section 5 Insurance

1. Landlord shall insure the rental object against damage from fire and burning. The costs for this coverage shall be borne by Tenant in accordance with Annex 3 to Section 27 of the 2nd Ordinance on Computation (see Section 1 Section 4 Paragraph 2, Annex 4 to this Lease). Any increased insurance premiums on the rental object or the building housing the rental object, including any adjacent buildings, that are due to the nature of the business operated by Tenant, shall also be borne by Tenant. Tenant shall be obligated to inform Landlord completely and on a timely basis regarding the occurrence of any circumstances that could increase risks. If he neglects to so inform, he shall be liable to Landlord for any resulting damages. If the insurance carrier demands specific conditions, Tenant must fulfill these conditions.

2. Tenant shall be obligated to obtain insurance against breaking and entering, theft including vandalism, as well as business liability insurance, specifically including insurance against risks deriving from use of environmentally dangerous and water-polluting substances. The insurance coverage of the business liability insurance must be DM 2 million for damages to persons and property and DM 100,000.00 for damage to assets, if the business is purely an office or an operation with no risks of any kind. All other operations of Tenant must be insured for at least DM 7.5 million for damages to persons, property, and assets. Tenant must keep the insurance coverage in force throughout the rental arrangement and must provide proof of coverage to Landlord upon demand.

Section 6 Structural Modifications by Tenant

1. Structural modifications and changes to the technical infrastructure of the building or buildings shall be permitted only with the prior written consent of Landlord. Landlord may withhold his consent only for good cause.

2. Prior to the performance of such construction measures, the parties to the Lease must agree in writing whether such modifications may remain in place at the end of the rental arrangement or whether Tenant must reestablish the original condition of the rental object.

If no written agreement is reached, then the original condition must be reestablished at the end of the rental period if Landlord so demands.

3. In other respects, Tenant shall be entitled to furnish the rental object with his own equipment and apparatus at his own cost, in consultation with Landlord. Tenant shall be obligated to produce this equipment and apparatus in technically flawless condition, to remove the same after the end of the rental arrangement, and to reestablish the original condition, unless the parties to the Lease have agreed otherwise in writing. In the event that Tenant carries out any structural changes, he shall be obligated to restore the surrounding area to an orderly condition and, in particular, to close any breached fire protection walls.

4. Tenant may affix his name sign to the rental object and may mount directional signs in accordance with normal practice in the exterior area of the location upon consultation with Landlord (regarding location and size).

5. Tenant must comply with the instructions of Landlord regarding composition, placement, and design of the company sign, signage in the exterior area, and signs inside the building.

6. Tenant shall bear sole responsibility for compliance with statutory requirements and for the procurement of zoning and other permits.

7. Tenant may produce additional keys at his own cost only with the permission of Landlord (see transfer document for number of distributed keys). These additional keys must also be surrendered to Landlord at the end of the rental period.

Section 7 Improvements and Structural Modifications by Landlord

1. Landlord may undertake improvements, repairs, and structural modifications required to maintain the rental object, prevent impending danger, or repair damage, even without the consent of Tenant. Tenant must provide access to any rooms involved in such actions, and may not impede or delay the execution of such work.

2. Unless clear and present danger exists, the scheduling of such work shall be discussed with Tenant on a timely basis prior to the performance of the work.

3. If the measures of Paragraph 1 temporarily impede use of the rental object, Tenant may claim only those damages which Landlord accepts or which are fixed by law as to cause and amount.

Section 8 Landlord's Access to Rental Object

Landlord or his agents may enter the rental object after timely advance notification if there is suspicion of use contrary to the provisions of the Lease or negligence in the duty to exercise proper care, after a deficiency of the rental object has been noted, to read meters, or for another important reason. If clear and present danger exists, then Landlord or his agents may enter the rental object at any time.

If notice to terminate the rental arrangement has been given or if the property is to be sold, Landlord or his agents may inspect the rental object with prospective purchasers or tenants during normal business hours after timely notice.

Section 9 Building Rules and Procedures

1. Tenant must observe and comply with the building rules and procedures for the property as described in Section 1 Paragraph 1 (Annex 5).

2. Tenant shall be entitled to use any roads or paths within Landlord's business site as required for access to the rental object.

Section 10 Environmental Protection and Safety

1. Tenant shall bear full responsibility for all equipment operated by him with regard to environmental protection and safety. He must ensure that his operation does not generate any danger to the surroundings and the environment, and must fully comply with all statutory and administrative regulations. Tenant shall be obligated at all times, even after the end of the rental arrangement, to provide information requested by Landlord as to whether and where water-polluting substances as defined by the WASSERHAUSHALTSGESETZ [Water Resources Management Act] are or have been used in the rental object or on the property.

2. Tenant shall be liable during and even after the end of the rental arrangement for all damages caused by the use of environmentally hazardous substances, particularly water-polluting or soil-polluting substances, during the period of the rental arrangement.

3. Tenant shall also be liable if the contamination of soil, air, groundwater, and buildings is noted only after the end of the rental arrangement.

4. Landlord shall be entitled to obtain an expert assessment regarding any contamination of soil, groundwater and buildings. Landlord must inform Tenant in writing of his intent to obtain expert testimony and to specify the expert sought. If Tenant does not accept the expert, he must notify Landlord of this fact in writing within 2 weeks after receipt of the notice. In this case, the parties to the Lease agree to engage the services of a publicly appointed and sworn expert to be proposed by the President of the Chamber of Industry and Commerce for the district where the property is located. The party identified as the originator of the contamination shall be responsible for the costs of providing the expert. If the originator cannot be identified, the contracting parties shall share the costs in equal proportion.

5. Tenant must dispose of waste from operations, particularly special and hazardous waste, at his own expense. Waste may not be stored in the rental object.

6. Tenant must also ensure that vehicles parked on the premises by him or his employees do not generate avoidable environmental damages (e.g. by leaking oil or gasoline) and that no waste is introduced into the rental object.

Section 11 Subletting

Subletting of the rental object shall be permitted only with the prior written consent of Landlord. Section 19 Paragraph 2.4 must be observed.

Section 12 Protection from Competition

There shall be no protection from competition.

Section 13 Sale of Rental Object

If Landlord sells the rental object or the property and the purchaser does not fulfill his obligations, then, contrary to the provisions of Section 571 Paragraph 2 of the German Civil Code, Landlord shall have no liability of surety for any damages reimbursable by the purchaser.

Section 14 Reduction of Rent, Billing, Right to Withhold

Tenant shall not be entitled to offset claims of Landlord arising under this Lease with counterclaims, to assert a right to withhold funds, or to reduce the rent, unless the counterclaim or the right to withhold or reduce the rent are mutually agreed as to cause and amount or are determined by force of law. This provision shall not invalidate the right of Tenant to assert counterclaims and claims for rent reduction by way of a legal complaint. Moreover, a reduction of the rent shall be possible only in the event of a substantial reduction in usability.

Section 15 Use of Staff for Services

Employees of Landlord may carry out service activities in the office spaces of Tenant in fulfillment of the provisions of the Lease. Landlord shall determine in each case which of his employees will be assigned with the performance of such services. Tenant shall not be entitled to instruct these employees regarding the content, timing, and location of such services. Landlord shall instruct his employees to ignore such instructions. Requests, suggestions, complaints, etc. must be addressed to the administrator designated by Landlord.

Section 16 Return of the Rental Object

1. Tenant agrees to return the rental object and the areas of common use to Landlord in the same condition (except for normal wear and tear) as they existed at the time of transfer at the beginning of the rental arrangement, as documented in the transfer document (Annex 6).

2. Tenant shall be obligated in any event to undertake superficial or minor repairs prior to return of the rental object. Tenant must use similar colors, materials etc. as existed in the rental object at the beginning of the rental arrangement.

3. The provisions of Section 9 of this Lease shall apply to any structural modifications.

If Tenant is obligated to remove equipment or carry out any other measures, this work must be completed prior to the end of the rental arrangement.

4. Should any deficiencies remain after return of the rental object, and should Tenant be obligated to remedy them under the provisions of this Lease, then Landlord shall be entitled, without resorting to a grace period, to initiate repair of these deficiencies, with the costs to be borne by Tenant.

Section 17 Continuation of Use

If Tenant continues his use of the rental object and Landlord does not object within two weeks, then the rental arrangement shall not be deemed to be extended indefinitely, contrary to the provisions of Section 568 of the German Civil Code.

Section 18 External Relations

Landlord shall act alone in all dealings with governmental authorities, service companies, companies that supply utility or waste removal services, etc., for all matters that concern the property, buildings, and location infrastructure, unless he has transferred this function to the building manager. This does not include matters relating to the type of usage or to Tenant's business.

Section 19 Landlord's Sales Tax Option

The following arrangement applies for buildings on which construction was begun prior to November 11, 1993, but which were completed only after January 1, 1998, as well as for buildings whose construction was begun after November 11, 1993:

1. Landlord has waived the sales tax exemption in accordance with Section 4 No. 12 a) of the Sales Tax Act for the rental of the rental object pursuant to Section 9 of the Sales Tax Act. Consequently, in addition to the rent, ancillary costs, and prepayments for ancillary costs, Tenant must also pay the currently applicable sales tax.

     Tenant is aware that Landlord's sales tax option is permissible only under the conditions specified in Section 9 Paragraph 2 of the Sales Tax Act.

2.   In this regard, the parties agree to the following:

2.3 Tenant agrees to use the rental object exclusively for sales that do not exclude deduction of input tax on the part of Tenant.

2.2 Tenant further agrees to provide immediately to Landlord upon demand at any time the documentation that will permit Landlord to fulfill his obligation to provide supporting documents to the tax authorities pursuant to Section 9 Paragraph 2 of the Sales Tax Act. To this extent, Landlord may demand that Tenant submit those documents and or statements required of Landlord by the responsible tax authorities.

2.3 Should circumstances that affect the permissibility of Landlord's sales tax option occur or be assumed for Tenant or a subtenant within the scope of an external tax audit by the tax authorities, then Tenant shall be obligated to immediately inform Landlord of this fact.

24 In the event of subletting, Tenant shall be obligated for his part to subject the sublet to sales tax and also to impose upon the subtenant the obligations arising from 2.1 through 2.3 in the sublet agreement, so that Landlord can also derive direct claims against the subtenant from the Tenant's agreement (contract for account of a third party). Tenant shall be answerable to Landlord for the subtenant's compliance with these obligations.

2.5 If and to the extent to which the tax authorities establish a limit for negligible amounts in regard to the term "exclusive" used for sales that do not exclude deduction of input tax, even if this limit is acknowledged buy the tax courts, then the concept of exclusivity in the foregoing provisions shall simultaneously be limited by this limit for negligible amounts (see in this regard also the official decision on the Federal Ministry of Finance on Section 9 Paragraph 2 of the Sales Tax Act in BUNDESSTEUERBLATT [Federal Tax Gazette] 1994 p. 943 ff.).

2.6 Should Tenant, and/or in the event of a sublet the subtenant, violate the obligations arising from 2.1 through 2.4, then Tenant must reimburse Landlord for all resulting damages.

Section 20 Written Form, Other Matters, Venue

1. The parties to the Lease are aware of the special statutory requirements of Sections 566, 126 of the German Civil Code regarding written form. They mutually pledge to undertake all actions and provide any declarations required to satisfy the legal requirements regarding written form, if either party so requests at any time, and to abstain from terminating this Lease prematurely by reference to failure to comply with the legal written form. This applies not only to the main Lease itself, but also to amendments, modifications, and supplements.

Ancillary agreements, modifications, and supplements to this Lease must be in writing. Oral agreements have no validity. The parties to the Lease agree that no ancillary agreements exist.

2.   The site plans and other annexes are an integral component of this Lease.

The following annexes are a material component of this Lease:

Annex 1   Site Plan
Annex 2   Floorplans
Annex 3   Short Description of Structural Furnishings of Rental Object
Annex 4   Annex 3 to Section 27 of the 2nd Ordinance on Computations
Annex 5   Building Rules and Procedures
Annex 6   Transfer Documentation for Rental Object


3. The venue for all obligations and disputes arising from this contract is Karlsruhe.

[City] Karlsruhe,         [Date] 8/17/97



[City] Karlsruhe,         [Date] 8/17/97

Landlord /s/ Illegible                       Tenant  /s/ Martin Haase

SIEMENS                           Siemens Industriepark Karlsruhe GmbH & Co. OHG

Annex 1 to Lease:


Site 1 : Building 54 _ _

                                    Areas            Max. Usable Space /Net Commercial Space

                                    Site 1

   [site plan diagram]              Building 01-05   24234/31094
                                    Building 06-10   13989/15916
                                    Building 11-13   9571/14279
                                    Building 14      8595/9895
                                    Building 15      5684/7676
                                    Building 16-21   19452/21519
                                    Building 22      5835/7499
                                    Building 28      5027/6310
                                    Building 29      3377/4955
                                    Building 30      567/872
                                    Building 31      2914/3100
                                    Building 32      954/1241
                                    Building 33      2786/3197
                                    Building 34      1112/1144
                                    Building 35      816/917
                                    Building 36      614/614
                                    Building 38      1436/1436
                                    Building 40/41   929/933
                                    Building 45      9196/10635
                                    Building 46      2370/3166


Site 2 : Building 73 _ _
                                    Areas            Max. Usable Space /Net Commercial Space

                                    Site 2

   [site plan diagram]              Building 01      2867/3525
                                    Building 02      4990/6147
                                    Building 03-04   17569/24062
                                    Building 06-07   9093/12609
                                    Building 26      7440/9165
                                    Building 28      7072/7864
                                    Building 29      5361/6260
                                    Building 30      1970/3447
                                    Building 36      1294/1294
                                    Building 39      4911/5680

                                        Total 182492/226801

SIEMENS                           Siemens Industriepark Karlsruhe GmbH & Co. OHG

Annex 2  Floorplans

     to be supplied following completion of rental object

SIEMENS                           Siemens Industriepark Karlsruhe GmbH & Co. OHG

Annex 3  Short Description of Structural Furnishings of Rental Object

     to be supplied following completion of rental object

ANNEX 4

                             LIST OF OPERATING COSTS
                according to Appendix 3 (to Section 27 Section 1)
                      of the 2nd Ordinance on Computations
                         as promulgated on Oct. 12, 1990

Operating costs are the following costs that accrue continually to the owner (leaseholder) through ownership (leasehold) of the property or through the orderly use of the building or the economic unit, the associated buildings, facilities, equipment, and property, unless they are normally paid by the tenant directly in addition to rent:

1.       PUBLIC CHARGES FOR THE PROPERTY

         This specifically includes real estate taxes, although not a levy on mortgage profits.

2.       COSTS OF WATER SUPPLY

         This includes costs of water consumption, connecting charges, costs of rental or other usage fees for water meters and the costs of their use, including costs for computation and allocation, operating costs of an internal water distribution system for the building, and a water processing plant, including processing materials.

3.       COSTS FOR WATER REMOVAL

         This includes costs for water removal from building and property, costs of operating an appropriate non-public treatment plant, and costs of operating a drainage sump pump.

4.       COSTS

         a. of operating a central heating plant, including the exhaust unit; this includes costs for the fuels consumed and their delivery, costs of operating electricity, operating costs, supervision, and maintenance of the plant, the regular inspection of its operational readiness and safety, including hiring of an expert to clean the unit and the operating area, costs of measurements required by the BUNDES-IMMISSIONSSCHUTZGESETZ [Federal Act on Protection from Emissions], costs for rental or other usage fees for a system for monitoring use, and costs of using a system for monitoring use, including costs for computation and allocation;

         or

         b.       of operating a central fuel supply unit;
                  this includes the costs of fuels consumed and their delivery, costs of the operating electricity and costs for supervision, as well as costs for cleaning the unit and the operating area;

         or

         c. of the independent commercial delivery of heat, including heat from units as defined in Letter a; this includes charges for the delivery of heat and the costs of operating the associated building systems according to Letter a;

         or

         d. of cleaning and maintaining single-story heating systems; this includes the costs of removing water deposits and combustion residues in the system, costs of regular inspection of its operational readiness and safety, including associated adjustments by an expert, and costs of measurements required by the Federal Act on Protection from Emissions.

5.       COSTS

         a. of operating a central hot water supply system; this includes costs of water supply according to Paragraph 2, unless already covered there, and costs of heating the water according to Paragraph 4 Letter a;

         or

         b. of the independent commercial delivery of hot water, including from units as defined in Letter a; this includes charges for the delivery of hot water and the costs of operating the associated building systems according to Paragraph 4 Letter a;

         or

         c.       of cleaning and maintaining water heaters;
                  this includes the costs of removing water deposits and combustion residues in the heaters, and costs of regular inspection of their operational readiness and safety, including associated adjustments by an expert.

6.       COSTS OF COMBINED HEAT AND HOT WATER SUPPLY SYSTEMS

         a. for central heating systems according to Paragraph 2, unless already included there;

         or

         b. of the independent commercial delivery of heat according to Paragraph 4 Letter c and according to Paragraph 2, unless already included there;

         or

         c. for combined single-story heating systems and hot water supply systems according to Paragraph 4 Letter d and according to Paragraph 2, unless already included there.

7.       COSTS OF OPERATING A MECHANICAL ELEVATOR FOR PERSONS OR FREIGHT

         This includes the costs of operating electricity, costs of management, operation, inspection and maintenance of the unit, regular inspection of the operational readiness and safety, including adjustments by an expert and costs for cleaning the unit.

8.       COSTS FOR STREET CLEANING AND TRASH REMOVAL

         This includes the fees charged for public street cleaning and trash removal or the costs of equivalent non-public services.

9.       COSTS OF BUILDING CLEANING AND PEST CONTROL

         The costs for building cleaning include costs for the cleaning of building components used jointly by the residents, such as entrances, hallways, stairs, basements, attics, laundry facilities, and the elevator cabin.

10.      COSTS FOR GARDENING

         This includes the costs for maintenance of garden areas, including the replacement of plants and trees, the care of playgrounds, including the replacement of sand and the care of areas, entrances and driveways not designated for public transit.

11.      COSTS OF LIGHTING

         This includes costs for lighting the property and the jointly used building areas, such as entrances, hallways, stairs, basements, attics, and laundry facilities.

12.      COSTS OF CHIMNEY SWEEPING

         This includes the sweeping fees according to the relevant fee schedule, unless already included as a cost in Paragraph 4 Letter a.

13.      COSTS OF INSURANCE AND LIABILITY INSURANCE

         This includes specifically the costs for insuring the building against fire, storm, and water damage, window glass insurance, liability insurance for the building, the oil storage tank, and the elevator.

14.      COSTS FOR THE BUILDING ENGINEER

         This includes the remuneration, benefits, and all financial payments made by the owner (leaseholder) to the building engineer for his labor, to the extent that this labor does not represent maintenance, repair, renovation, superficial repairs or building administration.

         If work is done by the building engineer, the costs for such work may not be included in Paragraphs 2 to 10.

15.      COSTS

         a. of operating a community antenna system; this includes the costs of operating electricity and the costs of regular inspection of system operation, including adjustment by an expert, or the fees for using an antenna unit not belonging to the economic unit;

         or

         b. of operating a distribution system connected to a broadband cable network; this includes the costs under Letter 1 [sic], also the accruing monthly basic fees for broadband connections.

16.      COSTS OF OPERATING THE WASHING MACHINERY

         This includes the costs of operating electricity, costs of supervision, care and cleaning of the machinery, regular inspection of its operational readiness and safety, as well as costs of water supply according to Paragraph 2, unless already included there.

17.      OTHER OPERATING COSTS

         These are operating costs not listed in Paragraphs 1 to 6, specifically the operating costs of auxiliary buildings, facilities, and equipment.

ANNEX 5

BUILDING RULES AND PROCEDURES
Siemens AG, location Karlsruhe

o        Notifications from local management shall apply.

o In the interest of all tenants, you are obligated to maintain order and cleanliness on the property and in the building.

o The STRASSENVERKEHRSORDNUNG [General Traffic Ordinances] apply on all streets and paths on the property.

o In the interest of general safety, instructions of the plant safety staff must be followed.

o The photographing and filming of buildings and equipment not included in the rental object shall require the permission of AUT EWK BB.

o The separation of trash for recycling, as required by the City of Karlsruhe, is mandatory under the regulations of the City of Karlsruhe.

o The identified emergency escape routes and safety equipment must be operational at all times. Escape routes may not be blocked or impeded.

o Forklifts may not operate on double floors, and load limits must be observed.

o At the end of the day, windows must be closed and outside window shades must be retracted.

o The operating hours must be specified to ensure economically optimal operation of our ventilation and air conditioning system. We recommend that lights be turned off at the end of the work day and that electricity-consuming units that are no longer required be unplugged.

o Elevators may not be used inappropriately and must not be overloaded (see load limit sign in elevator cabin). The emergency phone is to be used only in an emergency. Optical sensors may not be disabled (modified, taped over). The elevator must not be used during a fire alarm.

o The fire protection regulations must be observed (BRANDSCHUTZ LEITFADEN DER SIEMENS AG) [Fire Protection Guidelines of Siemens AG]

o        Damage or defects must be reported without delay to AUT 1 EWK BB:

                  Tel.:   0721           595         1175
                          Karlsruhe      Siemens     internal

-------------------------------------------------------------------------------

ANNEX 6        Transfer Documentation for the Rental Object

         to be supplied later.

                          ACKNOWLEDGMENT OF TRANSLATION

                               September 17, 2001

         The undersigned officer of the Registrant hereby acknowledges on behalf of the Registrant that the foregoing translation of the Lease in Karlsruhe, Germany between Bruker AXS GmbH and Siemens Aktiengesellschaft is a fair and accurate English translation from German of the original executed agreement.

                                             BRUKER AXS INC.
                                             By: /s/ Martin Haase
                                                 -----------------------------
                                             Martin Haase, President and Chief
                                             Executive Officer